Dividend Capital Diversified Property Fund Inc. 8-K
Exhibit 99.1
DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND
PROVIDES SECOND QUARTER 2017 PORTFOLIO UPDATE
0.87% total shareholder return for the quarter; 6.62% total shareholder return for the last twelve months 1
Repaid three mortgage notes for $50.8 million with a weighted average interest rate of 6.24% and entered into one mortgage note borrowing for $75.0 million with an interest rate spread of 2.25% over one-month LIBOR.
Sold one retail property in Greater Boston for $4.5 million and three industrial properties in Louisville, KY for $26.8 million.
DENVER - August 14, 2017 - Dividend Capital Diversified Property Fund Inc. (“DPF”), a public reporting, daily NAV REIT (NASDAQ: ZDPFAX; ZDPFEX; ZDPFIX; ZDPFWX) reported results today for the second quarter ended June 30, 2017.
Total Shareholder Return
Total shareholder return, which represents the compound annual rate of return assuming reinvestment of all dividend distributions before the impact of up-front sales commissions and class-specific expenses as of June 30, 2017, was as follows for the indicated timeframe:

•	Quarter ended June 30, 2017: 0.87%

•	Year-to-date ended June 30, 2017: 1.43%

•	Twelve months ended June 30, 2017: 6.62%

•	Three years ended June 30, 2017 (annualized): 7.38% (23.82% cumulative)

•	Since NAV share class inception[2] (annualized): 7.75% (42.54% cumulative)
Class A, Class W, and Class I shareholders had lower total returns than those set forth above due to up-front sales commissions and/or class-specific expenses.
Portfolio Overview
As of June 30, 2017, DPF’s portfolio consisted of 51 operating properties located in 19 geographic markets in the United States, aggregating to approximately 8.3 million square feet. As of June 30, 2017, DPF’s real property portfolio was approximately 86.9% leased to approximately 500 tenants. These properties had an estimated fair value of approximately $2.3 billion (calculated in accordance with DPF’s valuation procedures), including:

•	16 office properties located in 13 geographic markets, aggregating approximately 3.4 million net rentable square feet, with an aggregate fair value amount of approximately $1.2 billion;

•	33 retail properties located in nine geographic markets, aggregating approximately 3.7 million net rentable square feet, with an aggregate fair value amount of approximately $1.0 billion; and

•	Two industrial properties located in two geographic markets, aggregating approximately 1.2 million net rentable square feet, with an aggregate fair value amount of approximately $54.9 million.
DPF’s leverage ratio, based on the fair value of its investments, was 49.1% as of June 30, 2017. The weighted average stated interest rate of DPF’s borrowings was 3.3% as of June 30, 2017.

1.	All returns figures exclude up-front sales commissions and class-specific expenses

2.	Measured from September 30, 2012. Investors in our fixed price offering prior to NAV inception are likely to have a lower total return.

Financial Results for the Three and Six Months Ended June 30, 2017
Net income according to generally accepted accounting principles (“GAAP”) for the quarter ended June 30, 2017 was $8.4 million, or $0.05 per basic and diluted share. This compares to a GAAP net income for the quarter ended June 30, 2016 of $0.1 million, or $0.00 per basic and diluted share.
GAAP net income for the six months ended June 30, 2017 was $10.2 million or $0.06 per basic and diluted share. This compares to GAAP net income for the six months ended June 30, 2016 of $48.4 million or $0.27 per basic and diluted share.
NAREIT-defined funds from operations (“FFO”), a non-GAAP financial measure, for the quarter ended June 30, 2017 was $17.9 million or $0.11 per basic and diluted share. This compares to FFO for the quarter ended June 30, 2016 of $20.3 million or $0.12 per basic and diluted share.
FFO for the six months ended June 30, 2017 was $37.6 million or $0.24 per basic and diluted share. This compares to FFO for the six months ended June 30, 2016 of $46.4 million, or $0.26 per basic and diluted share.
See the following section entitled "Non-GAAP Supplemental Financial Measure" for a reconciliation of this non-GAAP financial measure to net income attributable to common stockholders and further discussion of the use of non-GAAP financial measures.
Portfolio and Leasing Summary
During the second quarter, net operating income for all operating properties that we acquired prior to January 1, 2016 and owned through June 30, 2017 ("Same-Store NOI") decreased 4.8% compared to the quarter ended March 31, 2017, and decreased 11.5% when compared to the same quarter in 2016. The decrease in Same-Store NOI was primarily a result of the expiration of our lease with Sybase Inc. ("Sybase") in January 2017, a 405,000 square foot lease with our second largest tenant as of December 31, 2016. Excluding Sybase, Same-Store NOI increased 0.6% compared to the quarter ended March 31, 2017 and increased 0.5% when compared to the same quarter in 2016.
When GAAP adjustments are excluded, Same-Store NOI decreased 4.9% compared to the quarter ended March 31, 2017, and decreased 12.4% when compared to the same quarter in 2016. When Sybase and GAAP adjustments are excluded, Same-Store NOI increased 1.6% compared to the quarter ended March 31, 2017 and increased 3.1% when compared to the same quarter in 2016.
During the second quarter, DPF signed 41 leases for approximately 217,000 square feet. On a comparable space basis, DPF signed 30 leases for approximately 168,000 square feet. The average growth in rents, on a GAAP basis, for the comparable leases signed in the second quarter was 54.8%. For the twelve months ended June 30, 2017, DPF signed 156 leases for approximately 1.1 million square feet. On a comparable basis, DPF signed 112 leases for approximately 787,000 square feet during the twelve months ended June 30, 2017. The average growth in rents, on a GAAP basis, for the comparable leases signed in the last twelve months was 32.3%.
The overall portfolio percentage leased was 86.9% as of June 30, 2017, compared to 87.8% on March 31, 2017 and 90.2% on June 30, 2016. Same-store percentage leased was 86.9% at June 30, 2017, compared to 87.0% at March 31, 2017 and 92.4% at June 30, 2016.

Non-GAAP Supplemental Financial Measure
DPF computes its financial results in accordance with GAAP. Below, DPF has provided reconciliations of FFO and net operating income ("NOI"), which are both non-GAAP supplemental financial measures, to the most directly comparable GAAP measures (amounts in thousands, except per share information). For more information about FFO and NOI, including why management believes such measures provide useful information, please see the Portfolio Performance and Operational Review furnished with this press release on Form 8-K filed with the SEC on August 14, 2017, available on DPF’s website, www.dividendcapitaldiversified.com, and the SEC’s website, www.sec.gov.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of net earnings to FFO:
Net income attributable to common stockholders	$6,805	$117	$8,466	$43,899
Add (deduct) NAREIT-defined adjustments:
Depreciation and amortization expense	18,798	20,198	36,734	40,034
Gain on disposition of real property	(10,352)	—	(10,352)	(41,400)
Impairment of real estate property	1,116	—	1,116	587
Noncontrolling interests’ share of net income	1,610	18	1,776	4,474
Noncontrolling interests’ share of FFO	(1,410)	(1,499)	(2,937)	(4,578)
FFO attributable to common shares-basic	16,567	18,834	34,803	43,016
FFO attributable to dilutive OP Units	1,360	1,456	2,823	3,334
FFO attributable to common shares-diluted	$17,927	$20,290	$37,626	$46,350
FFO per share-basic and diluted	$0.11	$0.12	$0.24	$0.26
Weighted average number of shares outstanding
Basic	145,288	161,209	147,577	162,581
Diluted	157,209	173,669	159,551	175,179

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Reconciliation of net income attributable to common stockholders to NOI
Net income attributable to common stockholders	$6,805	$1,661	$117	$8,466	$43,899
Debt-related income	(229)	(231)	(237)	(460)	(475)
Real estate depreciation and amortization expense	18,798	17,936	20,198	36,734	40,034
General and administrative expenses	2,024	2,250	2,338	4,274	4,958
Advisory fees, related party	3,451	3,490	3,671	6,941	7,436
Acquisition-related expenses	—	—	474	—	525
Impairment of real estate property	1,116	—	—	1,116	587
Other (income) and expense	89	109	69	198	11
Interest expense	10,163	9,684	10,422	19,847	21,383
Gain on extinguishment of debt and financing commitments	—	—	—	—	(5,136)
Gain on sale of real property	(10,352)	—	—	(10,352)	(41,400)
Net income attributable to noncontrolling interests	1,610	166	18	1,776	4,474
Total NOI	$33,475	$35,065	$37,070	$68,540	$76,296
Less: 2016/2017 Acquisitions/Dispositions	(1,347)	(1,332)	(775)	(2,679)	(3,949)
Total same store real property NOI	$32,128	$33,733	$36,295	$65,861	$72,347
Reconciliation of Total NOI to NOI - cash basis
Total NOI	$33,475	$35,065	$37,070	$68,540	$76,296
Net amortization of above- and below-market lease assets and liabilities, and other non-cash adjustments to rental revenue	(704)	(554)	(278)	(1,258)	(541)
Straight line rent	238	117	205	355	446
NOI - cash basis	$33,009	$34,628	$36,997	$67,637	$76,201
Less: 2016/2017 Acquisitions/Dispositions	(1,258)	(1,229)	(769)	(2,487)	(4,054)
Total same store real property NOI - cash basis	$31,751	$33,399	$36,228	$65,150	$72,147

About Dividend Capital Diversified Property Fund
Dividend Capital Diversified Property Fund is a public reporting NAV vehicle based in Denver, CO that invests in a diversified portfolio of commercial real estate assets. DPF owned 51 properties totaling approximately 8.3 million square feet in 19 geographic markets as of June 30, 2017. More information is available at www.dividendcapitaldiversified.com.
Forward-Looking Information
This material may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect(s),” “could,” “should,” and “continue” and similar statements are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results that are materially different than those described in the forward-looking statements. Dividend Capital Diversified Property Fund cannot give assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Dividend Capital Diversified Property Fund’s expectations include, but are not limited to, the uncertainty of funding Dividend Capital Diversified Property Fund’s future capital needs, delays in the acquisition, development, and construction of real properties, changes in economic conditions generally and the real estate and securities markets specifically, and other risks detailed from time to time in Dividend Capital Diversified Property Fund’s Securities and Exchange Commission reports, particularly the section entitled “Risk Factors” in Item 1A of Dividend Capital Diversified Property Fund’s Annual Report on Form 10-K. Such forward-looking statements pertain only as of the date of this press release. Dividend Capital Diversified Property Fund expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Dividend Capital Diversified Property Fund’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Contact
Eric Paul
Dividend Capital
(303) 228-2200